EXHIBIT 11

                     EARNINGS PER SHARE COMPUTATIONS
                  (In Thousands Except Per Share Data)

                                            1994      1993      1992
EARNING PER COMMON AND DILUTIVE
 COMMON EQUIVALENT SHARE:
 Net Income                               $ 4,215  $ 2,452    $   933
 Shares:
 Weighted average number of common
   shares outstanding                      17,599   13,352     13,220
 Weighted average number of additional
   shares issuable for common stock
   equivalents (a)                            120
     Adjusted common shares                17,719   13,352     13,220

EARNINGS PER SHARE                        $   .24  $   .18    $   .07

EARNINGS PER COMMON SHARE ASSUMING
 FULL DILUTION:
 Net Income                               $ 4,215  $ 2,452    $   933
 Shares:
 Weighted average number of common
   shares outstanding                      17,599   13,352     13,220
 Additional shares issuable for all
   dilutive common stock equivalents          120
     Shares as adjusted for all dilutants  17,719   13,352     13,220
EARNINGS PER SHARE                        $   .24  $   .18    $   .07

(a) Shares issuable were derived using the Treasury Stock Method for all dilutive common stock equivalents.